Exhibit 99.1

Contact:
Kathleen O'Donnell
617-928-0820 x 270

For Immediate Release

Matritech Announces Plan to Adjourn Annual Meeting of Stockholders

Newton, MA (May 23, 2005) - Matritech, Inc. (Amex: MZT) today announced that it plans to adjourn its Annual Meeting of Stockholders for nineteen days. The Annual Meeting of Stockholders is scheduled to be held on May 25, 2005 at 9:00 a.m. at the Sheraton Newton Hotel, 320 Washington Street, Newton, MA 02458, and the Company plans to adjourn the meeting until 9:00 a.m. June 13, 2005 at the same location.

In announcing the planned adjournment, Matritech’s Chairman and CEO, Stephen D. Chubb stated: “In view of recent market conditions, we think it is best to defer conduct of our meeting and the receipt of a final tally on the proposals under consideration. We look forward to meeting with our shareholders on June 13.”

About Matritech
Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company's first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22 BladderChek Test is based on Matritech's proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Matritech’s patent portfolio includes three patents exclusively licensed from the Massachusetts Institute of Technology and more than 15 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22 Test Kit and NMP22 BladderChek Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer. The Company’s goal is to utilize these protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act
Any forward-looking statements relate to the Company's current expectations. Actual events and results may differ materially from those predicted in such forward-looking statements due to the risks and uncertainties inherent in the Company’s business. Please refer to the risk factors detailed in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company's expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

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